CONSOLIDATED INCOME STATEMENT (unaudited)	Exhibit 99.2

Mellon Financial Corporation (and its subsidiaries)

	Six months ended
(dollar amounts in millions, except per share amounts)	June 30, 2007	June 30, 2006
Fee and other revenue
Securities servicing fees:
Asset servicing	$533	$468
Issuer services	100	102
Clearing and execution services (a)	6	5

Total securities servicing fees (a)	639	575
Asset and wealth management fees (a)	1,328	1,027
Performance fees	77	106
Foreign exchange and other trading activities (a)	114	135
Treasury services	132	138
Distribution and servicing (a)	163	129
Investment income (a)	63	38
Financing-related fees	19	26
Securities gains	3	-
Other (a)	105	104

Total fee and other revenue	2,643	2,278

Net interest revenue
Interest revenue	816	659
Interest expense	557	427

Net interest revenue	259	232
Provision for credit losses	-	(2)

Net interest revenue after provision for credit losses	259	234

Noninterest expense (b)
Staff	1,088	1,000
Professional, legal and other purchased services	236	218
Distribution and servicing	293	241
Net occupancy	147	117
Furniture and equipment	54	49
Software	38	41
Business development	63	53
Sub-custodian expenses	35	27
Clearing and execution	-	-
Communications	16	17
Other	198	135

Subtotal	2,168	1,898
Amortization of intangible assets	23	14
Merger and integration expense	124	-

Total noninterest expense	2,315	1,912

Income
Income from continuing operations before income taxes	587	600
Provision for income taxes	63	184

Income from continuing operations	524	416
Discontinued operations:
Income from discontinued operations	12	28
Provision for income taxes	9	5

Discontinued operations income, net	3	23

Net income	$527	$439

Earnings per share (c)
Basic:
Income from continuing operations	$1.27	$1.02
Income from discontinued operations, net	.01	.06

Net income	$1.28	$1.07	(d)

Diluted:
Income from continuing operations	$1.25	$1.01
Income from discontinued operations, net	.01	.06

Net income	$1.26	$1.06	(d)

Shares outstanding (in thousands)
Basic average shares outstanding	413,053	408,851
Common stock equivalents	5,977	4,728

Diluted average shares outstanding	419,030	413,579

(a)	During the second quarter of 2007, certain reclassifications were made to better characterize and/or integrate our revenue classifications with The Bank of New York Company, Inc. See page 7 for additional information.
(b)	Merger and integration expense is now reported as a separate line item. See page 10 for additional information.
(c)	Calculated based on unrounded numbers.
(d)	Amounts do not foot due to rounding.

See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET (unaudited)

Mellon Financial Corporation (and its subsidiaries)

(dollar amounts in millions, except per share amounts)	June 30, 2007
Assets
Cash and due from banks	$2,110
Interest bearing deposits with banks	4,437
Federal funds sold and securities purchased under resale agreements	1,381
Securities:
Held to maturity (fair value of $40)	40
Available for sale	18,357

Total securities	18,397
Trading assets	1,305
Loans, net of unearned discount of $5	7,093
Reserve for loan losses	(54)

Net loans	7,039
Premises and equipment	536
Accrued interest receivable	92
Goodwill	2,558
Intangible assets	367
Other assets	4,948

Total assets	$43,170

Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$8,476
Interest-bearing deposits in domestic offices	12,448
Interest-bearing deposits in foreign offices	8,062

Total deposits	28,986
Federal funds purchased and securities sold under repurchase agreements	1,328
Trading liabilities	556
Payables to customers and broker-dealers	-
Other funds borrowed	59
Accrued taxes and other expenses	1,494
Other liabilities (including allowance for lending related commitments of $86)	1,254
Long-term debt	4,299

Total liabilities	37,976

Shareholders’ equity
Common stock--$.50 par value
Authorized--800,000,000 shares
Issued--588,661,920 shares	294
Additional capital	2,065
Retained earnings	7,673
Accumulated other comprehensive loss, net of tax	(122)
Treasury stock of 170,331,472 shares, at cost	(4,716)

Total shareholders’ equity	5,194

Total liabilities and shareholders’ equity	$43,170

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Mellon Financial Corporation (and its subsidiaries)

	Six months ended
(in millions)	June 30, 2007	June 30, 2006
Cash flows from operating activities
Net income	$527	$439
Income from discontinued operations	3	23

Income from continuing operations	524	416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	63	53
Deferred income tax (benefit) expense	20	(49)
Provision for credit losses	-	(2)
Pension expense (credit)	11	17
Change in trading activities	8	(34)
Change in accruals and other, net	(109)	(35)
Net effect of discontinued operations	53	31

Net cash provided by operating activities	570	397

Cash flows from investing activities
Change in interest bearing deposits with banks	(2,028)	(98)
Change in federal funds sold and securities under resale agreements	(248)	(229)
Change in seed capital investments	(103)	(136)
Purchases of securities available for sale	(4,577)	(4,541)
Sales of securities available for sale	2,370	1,250
Maturities of securities available for sale	2,752	2,249
Maturities of investment securities	8	13
Sales of securities held for investment	45	-
Redemption of corporate and bank owned life insurance	-	182
Net principal received (disbursed) on loans to customers	(1,117)	(294)
Proceeds from loans held for sale and other loan sales	17	569
Purchases of premises and equipment/capitalized software	(18)	(104)
Net proceeds from divestitures	704	-
Net cash disbursed in acquisitions	(65)	(12)
Net investment in WestLB joint venture	-	(122)
Other, net	(10)	-
Net effect of discontinued operations	56	33

Net cash used in investing activities	(2,214)	(1,240)

Cash flows from financing activities
Change in deposits	1,655	469
Change in federal funds purchased and securities under repurchase agreements	188	454
Change in other funds borrowed	(32)	328
Change in commercial paper	-	-
Repayments of long-term debt	(1,779)	(305)
Net proceeds from issuance of long-term debt	993	256
Cash dividends paid	(183)	(174)
Proceeds from the exercise of stock options	157	51
Issuance of common stock	9	9
Tax benefit realized on share-based payment awards	31	13
Treasury stock acquired	(145)	(285)
Net effect of discontinued operations	(2)	2

Net cash provided by financing activities	892	818
Effect of exchange rate changes on cash	8	11

Change in cash and due from banks
Change in cash and due from banks	(744)	(14)
Cash and due from banks at beginning of period	2,854	2,373

Cash and due from banks at end of period	$2,110	$2,359

Supplemental disclosures
Interest paid (a)	$565	$399
Income taxes paid (a)	176	244
Income taxes refunded (a)	-	1

(a)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Mellon Financial Corporation (and its subsidiaries)

Six months ended June 30, 2007 (in millions, except per share amounts)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss), net of tax	Treasury stock	Total shareholders’ equity
Balance at Jan. 1, 2007	$294	$1,983	$7,369	$(146)	$(4,824)	$4,676
Change in accounting principles (Note 4)	-	-	(6)	-	-	(6)
Adjusted balance at Jan. 1, 2007	294	1,983	7,363	(146)	(4,824)	4,670
Comprehensive income:
Net income	-	-	527	-	-	527
Other comprehensive results, net of tax:
Foreign currency translation adjustment	-	-	-	42	-	42
Employee benefit plans:
Pensions	-	-	-	14	-	14
Other post-retirement benefits	-	-	-	-	-	-
Unrealized loss on assets available for sale	-	-	-	(32)	-	(32)

Total comprehensive income	-	-	527	24	-	551
Dividends on common stock at $0.44 per share	-	-	(183)	-	-	(183)
Repurchase of common stock	-	-	-	-	(145)	(145)
Stock awards and options exercised	-	85	(34)	-	228	279
Common stock issued under the 401(k) Retirement Savings Plan	-	-	-	-	17	17
Common stock issued under the Employee Stock Purchase Plan	-	-	-	-	2	2
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	-	1	-	-	6	7
Other	-	(4)	-	-	-	(4)

Balance at June 30, 2007	$294	$2,065	$7,673	$(122)	$(4,716)	$5,194

See accompanying Notes to Financial Statements.

Note: In 2006, Mellon included the impact of adopting SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” in total comprehensive income for 2006. The $159 million after-tax impact of adopting SFAS No. 158 should have been recorded as a change in accounting principal with a direct adjustment to accumulated other comprehensive income. As a result, total comprehensive income in 2006 was reported as $836 million but should have been $995 million.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Basis of presentation and informational disclosures

Basis of presentation

On July 1, 2007, Mellon Financial Corporation (“Mellon”) and The Bank of New York Company, Inc. (“The Bank of New York”) merged into The Bank of New York Mellon Corporation (“BNY Mellon”), with BNY Mellon being the surviving entity. The merger was accounted for as a purchase of Mellon for accounting and financial reporting purposes. In this document, references to “our,” “we,” “us,” the “Company” and similar terms for periods prior to July 1, 2007 refer to Mellon, and references to “our,” “we,” “us,” the “Company” and similar terms for periods on and after July 1, 2007 refer to BNY Mellon.

The unaudited consolidated financial statements of Mellon and its subsidiaries are prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. These financial statements should be read in conjunction with Mellon’s 2006 Annual Report on Form 10-K. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods covered have been included. In addition to reclassifications related to discontinued operations and reclassifications in connection with the realignment of business sectors and revisions to income statement/balance sheet line items described on page 7, other reclassifications are occasionally made to prior periods to place them on a basis comparable with the current period presentation.

Other guarantees and indemnities

As a result of the merger of Mellon and The Bank of New York into BNY Mellon on July 1, 2007, by operation of law BNY Mellon assumed all liabilities under the guarantees and indemnities of Mellon described below.

In the normal course of business, Mellon offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Other guarantees and indemnities (in millions)	June 30, 2007
Standby letters of credit and foreign and other guarantees (a)	$1,511
Custodian securities lent with indemnification against broker default of return of securities	158,620
Liquidity support provided to Three Rivers Funding Corp.	4,051
(a)	Net of participations and cash collateral totaling $131 million at June 30, 2007. At June 30, 2007, standby letters of credit and foreign and other guarantees had a weighted average maturity of approximately 1.5 years.

Standby letters of credit and foreign and other guarantees irrevocably obligate Mellon for a stated period to disburse funds to a third-party beneficiary if our customer fails to perform under the terms of an agreement with the beneficiary. We must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At June 30, 2007, we had a liability of $7 million related to letters of credit.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. Securities are lent with and without indemnification against broker default. Custodian securities lent with indemnification against broker default of return of securities totaled $159 billion at June 30, 2007 and were primarily collateralized by cash, or to a lesser degree securities.

For additional information on standby letters of credit and foreign and other guarantees, and custodian securities lent with indemnification against broker default of return of securities, see pages 49, 50, 107 and 108 of Mellon’s 2006 Annual Report.

Mellon’s primary banking subsidiary, Mellon Bank, N.A. (Mellon Bank), and ABN AMRO Bank N.V. (ABN AMRO) entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this

NOTES TO FINANCIAL STATEMENTS

declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled $110 billion at June 30, 2007 primarily relating to securities lending activity. Agency securities lending represented $104 billion of this guarantee at June 30, 2007, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized primarily with cash and Organisation for Economic Co-operation and Development government securities totaling $102 billion. The joint venture also indemnifies $101 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO, which has an S&P 500 long-term credit rating of AA- and a Moody’s senior debt rating of Aa2. On July 5, 2007, BNY Mellon and ABN AMRO announced that Mellon Bank and ABN AMRO had entered into an agreement for Mellon Bank’s purchase of ABN AMRO’s interest in the joint venture. The transaction, which is subject to certain conditions including regulatory and other approvals, is expected to close during late third quarter or early fourth quarter of 2007. It is anticipated that as a result of the purchase, Mellon Bank will on a going-forward basis be jointly and severally liable with the joint venture under the above-described guarantee, without any contribution by ABN AMRO.

Mellon Bank has a referral relationship with, and provides administrative services to, Three Rivers Funding Corp. (TRFC), a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either Mellon Bank or Mellon. TRFC’s financial results are not included in the financial statements of Mellon Bank or Mellon. Fee revenue of $2 million was received from TRFC in the second quarter of 2007 and $1 million in the second quarter of 2006. At June 30, 2007, TRFC’s receivables totaled $4.037 billion and commercial paper outstanding totaled $4.051 billion. A letter of credit provided by Mellon Bank in support of TRFC’s commercial paper totaled $171 million at June 30, 2007. Mellon’s maximum loss exposure related to TRFC is the full amount of the liquidity facility provided to TRFC as referred to in the table on page 6, or $4.051 billion, at June 30, 2007. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. In addition, there are significant structural protections built into each transaction to provide protection against uncollectible receivables. The facilities that provide liquidity and credit support to TRFC are included in the table of Other guarantees and indemnities on page 6. The estimated liability for losses related to these arrangements, if any, is included in the reserve for unfunded commitments. For a further discussion of our relationship with TRFC, see Note 7 of Mellon’s 2006 Annual Report.

Mellon has also provided customary representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to providing financial services. We have purchased insurance to mitigate certain of these risks. Mellon is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with respect to such agreements.

Revision to business sectors and income statement/balance sheet line items

As part of the planning process for the integration of Mellon and The Bank of New York after the closing of the merger, during the first quarter of 2007 we realigned our business sectors, creating the Issuer Services and Treasury Services sectors and eliminating the Payment Solutions & Investor Services (PS&IS) sector. The Issuer Services sector consists of Mellon Investor Services (stock transfer), which was previously included in the PS&IS sector. The Treasury Services sector consists of Working Capital Solutions (global cash management) and Mellon Financial Markets (capital markets), both previously included in the PS&IS sector, as well as Mellon Institutional Banking (large corporate

NOTES TO FINANCIAL STATEMENTS

banking), which was previously included in the Other Segment. All prior periods have been reclassified for these changes. In addition, we changed the name of the Mellon Asset Management sector to Asset Management and the Private Wealth Management sector to Wealth Management. There were no changes to the Asset Servicing sector. During the second quarter of 2007, we initiated actions to report consistent transfer pricing and cost allocation methodologies as well as intercompany eliminations between The Bank of New York and Mellon. These changes did not affect the operations of these business lines.

In addition, several new line items were created and/or renamed on the income statement and balance sheet during the first quarter of 2007:

Income statement:

•	Asset and wealth management fees and Performance fees-formerly combined as Investment management revenue.
•	Securities servicing fees-Asset servicing-formerly Institutional trust and custody revenue.
•	Securities servicing fees-Issuer services-revenue generated in our stock transfer business, formerly included in PS&IS revenue.
•	Treasury services-working capital solutions revenue formerly included in PS&IS revenue.
•

Foreign exchange and other trading activities-now includes return on seed capital investments and other trading activities formerly included in Other revenue. Return on seed capital investments were further reclassified in the second quarter of 2007 as discussed on page 9.

•

Investment income-includes equity investment income, gain/loss on lease residuals and income earned on company-owned life insurance formerly included in Financing-related/equity investment revenue. Further reclassifications were made to Investment income in the second quarter of 2007 as discussed on page 9.

•	Financing-related fees-includes certain fees from our capital markets business formerly included in PS&IS revenue.
•	Software expense-formerly included depreciation expense on capitalized software and software rental expense in Premises and equipment expense; software maintenance and license expense in Professional, legal and other purchased services expense; and certain software leasing expense in Other expense.
•	Sub-custodian expenses-formerly included in Professional, legal and other purchased services expense.
•

Communications expense-formerly included telecommunication, postage and delivery expense, now only represents telecommunication expense. Postage expense is now recorded in Other expense and delivery expense is recorded in Professional, legal and other purchased services expense.

Balance sheet:

•	Other money market investments are now included in Interest-bearing deposits with banks.
•	Trading assets-includes trading assets, as well as receivables related to derivative instruments included in the trading portfolio, formerly included in Other assets.
•

Federal Reserve Stock-formerly included in Investment securities. Now recorded in Other assets. Related earnings formerly included in Net interest revenue are now included in Other noninterest revenue.

•	Other assets-now includes capitalized computer software formerly included in Premises and equipment.
•

Trading liabilities-includes payables related to derivative instruments included in the trading portfolio, formerly included in Other liabilities. Also includes securities sold short, formerly included in Other funds borrowed.

•	Other liabilities-now includes Reserve for unfunded commitments.
•	Other liabilities-formerly included Accrued taxes and other expenses.
•	Junior subordinated deferrable interest debentures are now included in Long-term debt.

Additionally, the following reclassifications were made during the second quarter of 2007 to further conform the presentation of Mellon and The Bank of New York’s Financial Statements:

NOTES TO FINANCIAL STATEMENTS

Assets under management/Securities lending cash collateral assets

Effective with the disclosure of its second quarter 2007 earnings on July 19, 2007, Mellon discloses total securities lending cash collateral assets separately. In previous disclosures, a portion of securities lending cash collateral assets was included in total assets under management. The table below provides a reconciliation of assets under management as originally reported to the current disclosure format.

Assets Under Management Reconciliation
(in billions)	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007
Assets under management - originally reported (a)	$870	$918	$995	$1,034
Securities lending asset adjustment (a)(b)	(115)	(123)	(126)	(151)
Assets under management (a)	$755	$795	$869	$883
(a)	Does not include securities lending assets of the ABN AMRO Mellon J.V.
(b)	Reflects portion of securities lending assets previously reported as assets under management.

Assets under custody and administration

Effective with the disclosure of its second quarter 2007 earnings on July 19, 2007, assets that Mellon manages and also serves as the custodian for are included in both the assets under management and assets under custody/administration totals. In previous disclosures Mellon excluded, from total assets under custody and administration, assets that Mellon both managed and served as the custodian for. These assets were previously only included in the assets under management. The impact of this change is to increase Mellon’s assets under custody/administration by $364 billion at June 30, 2006, $376 billion at Sept. 30, 2006, $393 billion at Dec. 31, 2006 and $398 billion at March 31, 2007.

Clearing and execution services revenue

During the second quarter of 2007, certain of Mellon’s clearing and execution services revenue was reclassified from Other revenue. This reclassification was done for reporting consistency of clearing and execution services revenue for the combined company (BNY Mellon) after the merger. The impact of the reclassification for Mellon decreased other revenue and increased clearing and execution services revenue by $3 million in the second quarter of 2006, $2 million in each of the third quarter of 2006, fourth quarter of 2006 and first quarter of 2007 and $5 million in the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Distribution and service fees

During the second quarter of 2007, certain fees of Mellon’s European asset management operations were reclassified to asset and wealth management fee revenue from distribution and servicing fee revenue. This reclassification was done to better characterize these fees due to the nature of their contracts. The impact of the reclassification decreased distribution and services fees and increased asset and wealth management fee revenue by $41 million in the second quarter of 2006, $36 million in the third quarter of 2006, $24 million in the fourth quarter of 2006, $41 million in the first quarter of 2007 and $77 million in the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Investment income (previously named Asset/investment income)

During the second quarter of 2007, Mellon’s equity investment revenue was reclassified to Other revenue from investment income. This reclassification was done for reporting consistency of equity investment income for the combined company after the merger. The impact of the reclassification decreased investment income and increased other revenue by $5 million in the second quarter of 2006, $2 million in the third quarter of 2006, $7 million in the fourth quarter of 2006, $3 million in the first quarter of 2007 and $8 million in the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Investment income - return on seed capital investments

We often invest in our asset management products during the start-up phase of the investments. These investments provide sufficient capital for new

NOTES TO FINANCIAL STATEMENTS

products to achieve their stated investment objectives. During the second quarter of 2007, Mellon’s seed capital gains (losses) previously recorded in foreign exchange and other trading revenue were reclassified to investment income. This classification better characterizes the revenue relative to the nature of the investments. The impact of the reclassification from foreign exchange and other trading revenue to investment income for Mellon was a decrease of $6 million in the second quarter of 2006 and increases of $3 million in the third quarter of 2006, $14 million in the fourth quarter of 2006, $5 million in the first quarter of 2007 and $4 million for the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Merger and integration expense

Effective with the disclosure of its second quarter 2007 earnings on July 19, 2007, Mellon’s merger and integration charges are reported as a separate line item. These expenses principally included amounts for personnel-related, transaction costs and integration/conversion. In previous disclosures, Mellon reported merger and integration charges in various noninterest expense categories.

The impact of the change was to reduce previously reported staff and professional, legal and other purchased services expense for Mellon. All prior periods have been reclassified and the reclassifications did not affect the results of operations or net income.

NOTES TO FINANCIAL STATEMENTS

Pension and other postretirement benefits

SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106,” requires interim period disclosures of the components of net periodic benefit cost.

BNY Mellon expects to make cash contributions to its funded defined benefit pension plans, principally outside the U.S., of approximately $8 million for the remainder of 2007. Cash contributions totaled $29 million in the first half of 2007.

Net periodic	Six months ended
benefit cost (a)	June 30, 2007		June 30, 2006
(in millions)	Pension benefits	Other post- retirement benefits	Pension benefits	Other post- retirement benefits
Service cost	$27	$1	$26	$1
Interest cost	48	2	44	2
Expected return on plan assets	(87)	-	(82)	-
Amortization of transition asset	-	1	-	1
Amortization of prior service cost	2	-	2	-
Recognized net actuarial loss	21	-	27	-

Net periodic benefit cost	$11	$4	$17	$4
(a)	Pension benefits expense includes discontinued operations expense of less than $1 million for the first six months of 2007 and the first six months of 2006.

Note 2 -- Merger with The Bank of New York Company, Inc.

On July 1, 2007, Mellon merged along with The Bank of New York into BNY Mellon. In the transaction, each share of Mellon $.50 par value common stock was converted into one share of BNY Mellon $.01 par value common stock and each share of The Bank of New York $7.50 par value common stock was converted into .9434 shares of BNY Mellon $.01 par value common stock. The merger was accounted for as a purchase of Mellon for accounting and financial reporting purposes.

BNY Mellon is a global financial services company focused on helping clients manage and move their financial assets, operating in 37 countries and servicing more than 100 markets. It has more than $20 trillion in assets under custody and administration, more than $1 trillion in assets under management and it services $10 trillion in outstanding debt. The combined company has annual revenues of more than $13 billion, with approximately 30% derived from asset servicing, 40% from issuer services, clearing and execution services and treasury services, and 30% from asset and wealth management. By the end of 2008, we expect to be well positioned to capitalize on global growth trends, including the evolution of emerging markets, the increasing need for more complex financial products and services, and the increasingly global need for people to save and invest for retirement. Almost a third of combined revenue is derived internationally.

Note 3 -- Contingent and deferred consideration related to acquisitions

Mellon acquired an additional 20% interest in Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company, in the second quarter of 2007 for a total cost of $30 million paid in cash, bringing its total ownership to 90%. Goodwill of $29 million was recorded for this acquisition. Additional consideration of $35 million for prior acquisitions was paid in the first six months of 2007, including $20 million for DPM Mellon.

We record contingent purchase payments when amounts are determinable. Amounts generally become determinable and payable when an

NOTES TO FINANCIAL STATEMENTS

acquisition reaches a certain level of performance. At June 30, 2007, we are potentially obligated to pay contingent additional consideration which, using reasonable assumptions for the performance of the acquired companies and joint ventures, could range from approximately $155 million to $375 million over the next three years. None of the potential contingent additional consideration was recorded as goodwill at June 30, 2007.

Note 4 -- Adoption of new accounting interpretation and staff position/IRS audit settlement

FIN No. 48-Taxes

Effective Jan. 1, 2007, we adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FASB defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50%. The impact of adopting FIN No. 48 was a direct increase to the beginning balance of our retained earnings of approximately $11 million and reported as a change in accounting principle. Pursuant to FIN No. 48, we will continue to record interest and penalties on income tax assessments as income tax expense. As of the date of adoption, we had $18 million of interest accrued for potential income tax exposures and $37 million of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

Over the next 12 months, Mellon estimates it may increase state tax reserves by approximately $13 million for various state tax positions. Years subject to examination include Federal income taxes from 2004 to present, California from 2000 to present, Massachusetts from 2001 to present, New York state from 2002 to present and the United Kingdom from 2001 to present.

FSP 13-2--Taxes

Effective Jan. 1, 2007, we adopted FASB Staff Position (FSP) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” FSP 13-2 amends SFAS No. 13, “Accounting for Leases,” by requiring lessors to recalculate the rate of return and periodic income allocation for leveraged lease transactions when there is a change or projected change in the timing of income tax cash flows related to leases. The Staff Position requires lessors to reassess projected income tax cash flows using a FIN No. 48 model for recognition and measurement. The impact of adopting FSP 13-2 was a direct reduction to the beginning balance of our retained earnings of approximately $17 million and reported as a change in accounting principle.

IRS Audit Settlement

We reached a settlement with the Internal Revenue Service during the second quarter of 2007. The settlement included the resolution of tax issues relating to the taxation of settlement proceeds from a 1993 lawsuit and lease-in-lease-out transactions. As a result of the settlement, we recorded a decrease to tax expense from continuing operations of approximately $126 million and an increase to tax expense from discontinued operations of approximately $6 million in the second quarter of 2007. The amounts included the interest on our refund which was recorded as a reduction of tax expense pursuant to FIN No. 48.

Note 5 — Discontinued operations

In the first six months of 2007, $3 million after-tax of income from discontinued operations was recorded, resulting primarily from the sale of our insurance premium financing company, AFCO Credit Corporation (AFCO), and its Canadian affiliate, CAFO, Inc. (CAFO), partially offset by the tax expense discussed above which is included in the HR businesses and a loss from the sale of Mellon Venture’s portfolios discussed below.

In August 2006, we announced a definitive agreement to sell AFCO and CAFO. It was determined that this business no longer fit the strategic focus on our asset management and asset servicing businesses. The sale closed on Jan. 2, 2007 resulting in a $12 million after-tax net gain in the first quarter of 2007. In the third quarter of 2006, we applied discontinued operations accounting to this business and the income statements for all periods were restated. The restatement primarily resulted in a reduction to previously reported levels

NOTES TO FINANCIAL STATEMENTS

of net interest revenue and the net interest margin; a slight reduction in financing-related fee revenue; a reduction in noninterest expenses; and a slight change in continuing earnings per share for certain periods.

In December 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business. This decision was based upon the determination that this business no longer fit the strategic focus on our asset management and asset servicing businesses. A substantial portion of the sale was completed in December 2006 with subsequent closings during the first quarter of 2007. An additional $5 million after-tax loss on the sale of this business was recorded in the first quarter of 2007, resulting primarily from an adjustment to the carrying value of a receivable recorded as part of the settlement of the transaction. We applied discontinued operations accounting to this business in the fourth quarter of 2006 and the income statements for all periods were restated. This restatement resulted in a reduction to previously reported levels of investment income; a reduction in noninterest expenses; an increase in net interest revenue; and a change in continuing earnings per share.

Discontinued operations - summary (a)
	Six months ended
(in millions)	June 30, 2007	June 30, 2006
Mellon Ventures:
Gain (loss)	$(5)	14
AFCO/CAFO:
Gain	12	1
HR businesses:
Gain (loss)	(5)	3
Australian business:
Gain	1	-
Retail:
Gain	-	5
Income from discontinued operations, net of tax	$3	$23
(a)	Revenue from discontinued operations totaled $14 million in the first six months of 2007 and $59 million in the first six months of 2006.

In accordance with generally accepted accounting principles (GAAP), the results of the businesses discussed above are reflected as discontinued operations in all income statements presented. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by Mellon’s continuing lines of business, the disposition of these businesses is not expected to have a material impact on continuing operations going forward.

All information in these Financial Statements and Notes reflects continuing operations, unless otherwise noted.

NOTES TO FINANCIAL STATEMENTS

Note 6 -- Securities

Securities	June 30, 2007
	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses
Investment securities (held to maturity):
Mortgage-backed securities:
Federal agencies	$37	$-	$-	$37
Other	1	-	-	1
Total mortgage-backed securities	38	-	-	38
Other securities	2	-	-	2
Total investment securities	$40	$-	$-	$40
Securities available for sale:
U.S. Treasury	$419	$-	$-	$419
Other U.S. agency	1,103	-	5	1,098
Obligations of states and political subdivisions	663	10	2	671
Mortgage-backed securities:
Federal agencies	8,393	10	144	8,259
Other	7,740	13	31	7,722
Total mortgage-backed securities	16,133	23	175	15,981
Other	196	-	8	188
Total securities available for sale	$18,514	$33	$190	$18,357

Note: There were $3 million of gross realized gains and no gross realized losses on sales of securities in the first six months of 2007. At June 30, 2007, securities issued by the U.S. Government and its agencies and U.S. Government sponsored agencies (shown in the table above) exceeded 10% of shareholders’ equity. At June 30, 2007, there were no other issuers that exceeded 10% of shareholders’ equity.

At June 30, 2007, Mellon’s portfolio of mortgage-backed securities was 100% AAA- rated.

Temporarily impaired securities

The unrealized loss of $190 million at June 30, 2007, as shown in the table above, is related to the movement in interest rates. All of the securities with unrealized losses are AAA-rated or carry government agency guarantees. Approximately 83% of the unrealized losses on these 964 investments have been in a continuous unrealized loss position for more than 12 months. Management believes the collection of the contractual principal and interest is probable and therefore all unrealized losses are considered to be temporary. As shown in the table above, unrealized gains totaled $33 million in the available-for-sale portfolio at June 30, 2007.

NOTES TO FINANCIAL STATEMENTS

Note 7 -- Goodwill and intangible assets

Goodwill

The following table shows the changes to goodwill, by business sector, for the first six months of 2007.

Goodwill (in millions)	Asset Management		Wealth Management	Asset Servicing		PS&IS	Issuer Services	Treasury Services	Total
Balance at Dec. 31, 2006	$1,400		$536	$332		$196	$-	$-	$2,464
Goodwill from acquisition	29	(a)	-	-		-	-	-	29
Transfers between sectors (b)	-		-	-		(196)	156	40	-
Other changes (c)	38		1	21	(d)	-	-	5	65
Balance at June 30, 2007	$1,467		$537	$353		$-	$156	$45	$2,558
(a)	Resulting from the acquisition of an additional 20% interest in Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company.
(b)	During the first quarter of 2007, Mellon Investor Services was transferred to the Issuer Services sector and Mellon Working Capital Solutions was transferred to the Treasury Services sector. Both businesses were previously included in the former PS&IS sector, which was eliminated as a result of the realignment of our business sectors as part of the planning process for the integration of Mellon and The Bank of New York after the closing of the merger.
(c)	Other changes in goodwill include the effect of foreign exchange rates on non-U.S. dollar denominated goodwill (offset in other comprehensive results) and certain other reclassifications.
(d)	Includes an additional consideration payment of $20 million in connection with the DPM Mellon acquisition.

Acquired intangible assets

Acquired intangible assets (a)	Net Carrying Amount
(in millions)	June 30, 2007
Subject to amortization:
Customer base	$279
Technology based	22
Premium on deposits	1
Other	21
Total subject to amortization	$323
Not subject to amortization:
Tradename	$26
Investment management contractual relationships	18
Total not subject to amortization	$44
Total acquired intangible assets	$367
(a)	Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

We amortize intangible assets over their estimated useful lives. During the first six months of 2007, the net carrying amount of acquired intangible assets decreased $16 million as amortization expense of $23 million was partially offset by the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

Based upon the current level of intangible assets, the estimated annual amortization expense for the years 2007 through 2012 is as follows:

Year	Estimated amortization expense (in millions)
2007	$46
2008	44
2009	41
2010	36
2011	34
2012	27

At June 30, 2007, $941 million of goodwill and acquired intangible assets is tax deductible and $1.984 billion is non-tax deductible.

Note 8 -- Other assets

Other assets (in millions)	June 30, 2007
Corporate/bank-owned life insurance	$1,701
Accounts and interest receivable	1,090
Pension assets	878
Equity in joint ventures and other investments (a)	494
Other prepaid expenses	315
Capitalized computer software	171
Federal Reserve stock	50
Other assets	249
Total other assets	$4,948
(a)	Relates to operating joint ventures and other investments including WestLB Mellon Asset Management, ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Trust Company, CIBC Mellon Global Securities Services Company and Banco Brascan S.A.

NOTES TO FINANCIAL STATEMENTS

Note 9 -- Long-term debt

At June 30, 2007, long-term debt included notes and debentures (with original maturities over one year) of $3.407 billion and junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities of $892 million.

In the second quarter of 2007, we redeemed our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million. This resulted in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs. These debentures were replaced by the following securities issued in the second quarter of 2007, which will reduce our future funding costs. In May 2007, we issued $250 million of 5.20% senior notes and $250 million of floating rate senior notes maturing in May 2014. In June 2007, we issued $500 million of 6.244% fixed-to-floating rate perpetual preferred capital securities.

Note 10 -- Net interest revenue

Net interest revenue	Six months ended
(in millions)	June 30, 2007	June 30, 2006
Interest revenue
Loans	$220	$182
Securities:
Taxable	461	404
Exempt from federal income taxes	16	18
Total securities	477	422
Deposits in banks	77	41
Federal funds sold and securities purchased under resale agreements	37	10
Trading account securities	5	4
Total interest revenue	816	659
Interest expense
Deposits	360	255
Federal funds purchased and securities sold under repurchase agreements	31	46
Other borrowed funds	5	12
Long-term debt	162	138
Funding of discontinued operations	(1)	(24)
Total interest expense	557	427
Net interest revenue	$259	$232

Note 11 — Business segments

Mellon’s business segments reflect our management structure, the characteristics of our products and services, and the classes of customers to which those products and services are delivered. Our lines of business serve two distinct major classes of clients:

•	Financial institutions, corporations and government bodies, as well as entities sponsored by them
•	High net worth individuals and families, family offices and charitable endowments

Lines of business that offer similar or related products and services to common or similar client decision makers have been combined into three segments with the Asset and Wealth Management Segment and Institutional Services Segment being further divided into sector groupings. These segments are shown below:

•	Asset and Wealth Management Segment
•	Asset Management sector
•	Wealth Management sector
•	Institutional Services Segment
•	Asset Servicing sector
•	Issuer Services sector
•	Clearing and Execution Services sector
•	Treasury Services sector
•	Other Segment

As also discussed in Note 1, in the first quarter of 2007, as part of the planning process for the integration of Mellon and The Bank of New York after the closing of the merger, we realigned our business sectors. Following are the changes to Mellon’s business sectors:

•	Created the Issuer Services sector, which includes Mellon Investor Services (stock transfer) which was previously included in the former Payment Solutions & Investor Services (PS&IS) sector.
•

Created the Treasury Services sector, which consists of Working Capital Solutions (global cash management) and Mellon Financial Markets (capital markets), both previously included in the PS&IS sector, as well as Mellon Institutional Banking (large corporate banking), previously included in the Other sector.

•	Changed the name of the Mellon Asset Management sector to Asset Management.

NOTES TO FINANCIAL STATEMENTS

•	Changed the name of the Private Wealth Management sector to Wealth Management.
•	This realignment did not impact the Asset Servicing sector.

Additionally, in the second quarter of 2007, Mellon made the following changes in order to report sector results in a consistent manner with The Bank of New York:

•	Our net interest revenue transfer pricing methodology has been modified to mirror The Bank of New York’s; and
•	Corporate overhead charges are now allocated to the sectors based on pre-tax income rather than allocated common equity.

This realignment and these changes did not affect the operation of these business lines. All prior periods have been reclassified.

Six months ended June 30,	Asset Management		Wealth Management		Asset & Wealth Management Segment
(in millions, presented on an FTE basis)	2007	2006	2007	2006	2007	2006

Total revenue	$1,441	$1,121	$365	$347	$1,806	$1,468
Noninterest expense	965	784	216	204	1,181	988
Income from continuing operations before taxes (FTE)	$476	$337	$149	$143	$625	$480
Average assets (a)	$3,345	$2,177	$10,937	$10,337	$14,282	$12,514
Average economic capital (b)	$1,978	$1,396	$735	$737	$2,713	$2,133
Six months ended June 30,
	Asset Servicing		Issuer Services		Treasury Services
(in millions, presented on an FTE basis)	2007	2006	2007	2006	2007	2006
Total revenue	$710	$657	$154	$142	$208	$195
Noninterest expense	538	503	117	119	156	144
Income from continuing operations before taxes (FTE)	$172	$154	$37	$23	$52	$51
Average assets (a)	$9,933	$8,814	$2,296	$1,895	$5,944	$5,564
Average economic capital (b)	$701	$683	$203	$202	$363	$353
Six months ended June 30,	Institutional Services Segment (c)		Other Segment		Total Consolidated (d)
(in millions, presented on an FTE basis)	2007	2006	2007	2006	2007	2006
Total revenue	$1,072	$994	$52	$74	$2,930	$2,536
Credit quality expense (revenue)	—	—	—	(2)	—	(2)
Noninterest expense	811	766	323	158	2,315	1,912
Income (loss) from continuing operations before taxes (FTE)	$261	$228	$(271)	$(82)	$615	$626
Average assets (a)	$18,173	$16,273	$8,839	$8,132	$41,879	$38,314
Average economic capital (b)	$1,267	$1,238	$2,253	$1,817	$6,233	$5,188
(a)	Where average deposits are greater than average loans, average assets include an allocation of securities equal to the difference. Consolidated average assets include average assets of discontinued operations of $585 million for the first six months of 2007 and $1.395 billion for the first six months of 2006.
(b)	Defined as the sum of average common equity and average Tier I preferred equity.
(c)	Mellon had no activity in the Clearing and Execution Services sector during the six months ended June 30, 2007 and 2006.
(d)	Consolidated results include FTE impact of $28 million for the first six months of 2007 and $26 million for the first six months of 2006.

Note: Prior periods sector data may reflect immaterial reclassifications as a result of minor changes made to be consistent with current period presentations.

NOTES TO FINANCIAL STATEMENTS

The results of our business segments are presented and analyzed on an internal management reporting basis. Revenue amounts reflect fee revenue generated directly by each sector, as well as fee revenue transferred between sectors under revenue transfer agreements. Net interest revenue is generated directly by each sector or allocated to the segments from Corporate Treasury under a transfer pricing system. The accounting policies of the business segments are the same as those described in Note 1 of Mellon’s 2006 Annual Report except: other fee revenue and net interest revenue differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Segments are on a fully taxable equivalent basis (FTE); credit quality expense (revenue) for the sectors with loans is presented on a net charge-off (recovery) basis; and charges for litigation settlements are generally allocated when the related matters are settled and payment is made.

The operations of acquired businesses are integrated with the existing business segments soon after most acquisitions are completed. As a result of the integration of staff support functions, management of customer relationships, operating processes and the financial impact of funding the acquisitions, we cannot precisely determine the impact of acquisitions on income before taxes and therefore do not report it.

The business segment information is reported on a continuing operations basis for all periods presented. See Note 5 of this report for a discussion of discontinued operations.

See pages 24 through 29 of Mellon’s 2006 Annual Report for a discussion of the products and services offered, the distribution channels for the products and services and the factors that drive the performance of the Asset Management, Wealth Management and Asset Servicing sectors. The Issuer Services and Treasury Services sector and Other Segment are discussed below.

Issuer Services sector

The Issuer Services sector provides a diverse array of products and services to corporations and shareholders, including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions, unclaimed property services and employee stock-based compensation plans. Revenue is driven by the volume of transactions processed and types of services provided.

Treasury Services sector

The Treasury Services sector includes working capital solutions (formerly Global Cash Management); Mellon Financial Markets (capital markets business); and Mellon Institutional Banking (large corporate banking). Working Capital Solutions revenue is driven by the volume of transactions processed, types of service provided and net interest revenue earned from deposit balances generated by activity across the business operations. Mellon Financial Markets’ revenue is driven by the volume and size of our fixed income securities transactions in both the primary and secondary markets, the volume of money market fund balances distributed by Mellon Financial Markets, as well as the underwriting of transactions for clients in the public finance, asset-backed finance and debt capital markets groups. Mellon Institutional Banking’s revenue is primarily driven by loan levels.

Other Segment

	Six months ended
(in millions)	June 30, 2007	June 30, 2006
Revenue:
Fee and other revenue	$101	$119
Net interest revenue (expense)	(49)	(45)
Total revenue	52	74
Credit quality expense (revenue)	-	(2)
Noninterest expense	323	158
Loss before taxes	$(271)	$(82)

The Other Segment includes:

•	Business exits activity, which includes
•	the results of large ticket leasing, which is in a runoff mode;
•	cash management revenue and expense from contracts that expire in 2007 with agencies of the Federal government that will not be renewed; and
•	several small non-strategic businesses;
•	Corporate treasury activities; and

NOTES TO FINANCIAL STATEMENTS

•	certain corporate revenue and expense that does not relate to, and therefore has not been fully allocated for management reporting purposes to, the business sectors.

Revenue in the Other Segment primarily reflects:

•	revenue from Corporate and Bank owned life insurance;
•	cash management revenue from contracts with agencies of the Federal government noted above;
•	net interest revenue from the leasing portfolio, which is in a runoff mode;
•	net interest revenue from the securities portfolio less amounts credited to the business sectors for deposits and other liabilities used to fund the portfolio;
•	gains (losses) from the sale of securities and other assets; and
•	interest revenue on capital above amounts of economic capital allocated to the business sectors, net of funding costs of other assets.

Noninterest expense includes:

•	merger and integration expenses of $124 million in the first six months of 2007;
•	expenses associated with the early redemption of junior subordinated debentures of $46 million in the second quarter of 2007;
•	exit costs associated with excess office space of $30 million in the second quarter of 2007;
•	litigation expense of $17 million recorded in the first six months of 2007;
•	direct expenses supporting the contracts with agencies of the Federal government noted above; and
•	the portion of direct expenses of central shared services and corporate activities not assigned or allocated to the operations of each business sector.

Average economic capital represents capital in excess of amounts of economic capital allocated to the business sectors, as well as economic capital required to support business exits and corporate treasury.

Note 12 -- Supplemental information to the consolidated statement of cash flows

Noncash investing and	Six months ended
financing transactions (in millions)	June 30, 2007	June 30, 2006
Purchase acquisitions (a):
Fair value of noncash assets acquired, including goodwill and other intangibles	$65	$12
Liabilities assumed	-	-

Net cash disbursed	$65	$12
(a)	For 2007, purchase acquisitions primarily relate to an additional 20% interest in Mellon Financial Services Asset Management S.A., as well as additional consideration for Derivative Portfolio Management; City Capital, Inc.; the Providence Group; ClearTran; and Evaluation Associates Capital Markets. For 2006, purchase acquisitions primarily relate to the Planned Giving Services Group of U.S. Trust Corporation, as well as the additional consideration for certain mutual fund assets acquired from Bear Stearns, and City Capital, Inc.

Note 13 -- Legal proceedings

Various legal actions and proceedings are pending or are threatened against the Company and its subsidiaries and certain former subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of our businesses and operations and include suits relating to our servicing, investment, mutual fund, advisory, trust, custody, shareholder services, working capital solutions, lending, collections and other activities and operations. Certain actions and proceedings relate to businesses that have been divested. From time to time, the Company and its subsidiaries may be involved in regulatory enforcement matters in which claims for disgorgement, the imposition of penalties and/or other remedial sanctions are possible.

As previously reported in a Current Report on Form 8-K dated Aug. 18, 2006, our bank subsidiary, Mellon Bank, entered into a settlement agreement with the United States Attorney for the Western District of Pennsylvania that relates to the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit. Under the terms of the settlement, we have agreed to have an independent third party monitor compliance with the terms of the agreement for a three year period. No monetary penalties or fines were imposed by the agreement, although we have reimbursed the federal government for $30 thousand of costs incurred by an outside vendor. If we comply with the terms of the agreement, the U.S.

NOTES TO FINANCIAL STATEMENTS

Attorney will not prosecute us. The agreement should not impair our ability to serve as a long-standing government contractor. Mellon and the Department of Justice have entered into a settlement agreement regarding possible claims under the False Claims Act arising from the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit. Pursuant to the settlement agreement, Mellon has paid $16.5 million in exchange for the settlement and release of all claims.

As previously reported in a Current Report on Form 8-K dated Sept. 30, 2005, Mellon Investor Services LLC (MIS), our transfer agent subsidiary, has received a “Wells Notice” from the Philadelphia District Office of the Securities and Exchange Commission (SEC) indicating that the staff intends to recommend that the SEC bring a civil injunctive action against MIS for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the SEC authorize the staff to bring a civil action. However, a Wells Notice is not a formal allegation or proof of wrongdoing. The notice provides MIS the opportunity to respond formally to the SEC staff before the staff makes a final determination whether to recommend that the SEC initiate an action.

The SEC staff has informed MIS that its recommendation relates to MIS’ disclosure practices to its transfer agency (issuer) clients during the period 2001 through late 2004 concerning the receipt of fees from a search firm that performs in-depth searches for “lost” shareholders. Fees received by MIS from this firm during this period aggregate to approximately $5 million. MIS believes that the SEC staff has been investigating related practices at other transfer agents. MIS has been cooperating fully with the SEC staff in its investigation and has made a submission explaining why it believes that its conduct was lawful.

Because of the complex nature of some of these legal actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, Mellon’s management believes that the aggregate liability, if any, resulting from such pending and threatened legal actions and proceedings will not have a material adverse effect on our financial condition, results of operations and cash flows, although there could be a material effect on results of operations for a particular period.